Exhibit 3.2

AMENDED AND RESTATED BYE-LAWS

of

WARNER CHILCOTT LIMITED

I HEREBY CERTIFY that the within-written Bye-Laws are a true copy of the Amended and Restated Bye-Laws of Warner Chilcott Limited, as adopted by the Shareholders thereof at the Special General Meeting held on August 31, 2006, in place of those originally adopted on January 18, 2005 and as amended on June 20, 2005, to be effective at the closing of the Company’s initial public offering of its Class A Common Shares.

Corporate Secretary

INTERPRETATION	4

REGISTERED OFFICE	10

SHARE CAPITAL	10

MODIFICATION OF RIGHTS	12

SHARES	13

CERTIFICATES	14

LIEN	15

CALLS ON SHARES	19

FORFEITURE OF SHARES	20

REGISTER OF SHAREHOLDERS	22

REGISTER OF DIRECTORS AND OFFICERS	23

TRANSFER OF SHARES	23

TRANSMISSION OF SHARES	25

INCREASE OF CAPITAL	27

ALTERATION OF CAPITAL	27

REDUCTION OF CAPITAL	29

i

GENERAL MEETINGS OF SHAREHOLDERS	29

NOTICE OF GENERAL MEETINGS	29

PROCEEDINGS AT GENERAL MEETINGS	31

VOTING	34

PROXIES AND CORPORATE REPRESENTATIVES	38

APPOINTMENT AND REMOVAL OF DIRECTORS	41

RESIGNATION AND DISQUALIFICATION OF DIRECTORS	45

ALTERNATE DIRECTORS	46

DIRECTORS’ FEES AND ADDITIONAL REMUNERATION AND EXPENSES	48

DIRECTORS’ INTERESTS	48

POWERS AND DUTIES OF THE BOARD	50

DELEGATION OF THE BOARD’S POWERS	52

PROCEEDINGS OF THE BOARD	53

OFFICERS	56

MINUTES	57

SECRETARY AND RESIDENT REPRESENTATIVE	57

THE SEAL	58

DIVIDENDS AND OTHER PAYMENTS	59

RESERVES	61

CAPITALISATION OF PROFITS	61

RECORD DATES	62

ACCOUNTING RECORDS	64

AUDIT	65

SERVICE OF NOTICES AND OTHER DOCUMENTS	65

DESTRUCTION OF DOCUMENTS	67

UNTRACED SHAREHOLDERS	68

WINDING UP	70

INDEMNITY	71

CORPORATE OPPORTUNITIES	75

AMALGAMATION	75

CONTINUATION	75

ALTERATION OF BYE-LAWS	76

SHAREHOLDERS AGREEMENTS	76

BYE - LAWS

of

WARNER CHILCOTT LIMITED

INTERPRETATION

1.	1.1 In these Bye-Laws, unless the context otherwise requires:

“Bermuda” means the Islands of Bermuda;

“Board” means the Board of Directors of the Company or the Directors present at a meeting of Directors at which there is a quorum;

“Cause” means obvious and gross misconduct;

“the Companies Acts” means every Bermuda statute from time to time in force concerning companies insofar as the same applies to the Company;

“Class A Common Shares” means the Class A common shares in the capital of the Company and includes a fraction thereof;

“Common Share” means any Class A common share;

“Company” means Warner Chilcott Limited, an exempted Bermuda limited company, which was incorporated in Bermuda under the name of Waren Holdings Company, Limited on 25 October 2004;

“Director” means such person or persons as shall be appointed to the Board from time to time pursuant to these Bye-Laws;

“Distributions” shall mean all distributions made by the Company to holders of Common Shares with respect to such equity interests, whether by dividend or otherwise (including but not limited to (i) any distributions made by the Company to holders of Common Shares in complete or partial liquidation of the Company or upon a sale of all or substantially all of the business or assets of the Company and its subsidiaries on a consolidated basis and (ii) any distributions made by the Company to holders of Common Shares pursuant to a merger, share exchange or consolidation); provided, however, that the following shall not be a Distribution: (a) any redemption or repurchase by the Company of any Common Shares for any reason, (b) any recapitalization or exchange of any Common Shares, or (c) any subdivision or increase in the number of (by shares split, shares dividend or otherwise), or any combination in any manner of, the outstanding Common Shares;

“Indemnified Person” means any Director, Officer, Resident Representative, member of a committee duly constituted under these Bye-Laws and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Company or any of its subsidiaries on behalf of the Company, and his heirs, executors and administrators;

“Management Shareholders Agreement” means any shareholders agreement entered into from time to time between the Company, certain of its subsidiaries and certain management employees, as the same may be amended, supplemented or modified from time to time;

“Officer” means a person appointed by the Board pursuant to these Bye-Laws and shall not include an auditor of the Company;

“paid up” means paid up or credited as paid up;

“Register” means the Register of Shareholders of the Company;

“Registered Office” means the registered office for the time being of the Company;

“Resident Representative” means (if any) the individual (or, if permitted in accordance with the Companies Acts, the company) appointed to perform the duties of a resident representative set out in the Companies Acts and includes any assistant or deputy Resident Representative appointed by the Board to perform any of the duties of the Resident Representative;

“Resolution” means a resolution of the Shareholders or, where required, of a separate class or separate classes of Shareholders, adopted in a general meeting in accordance with the provisions of these Bye-Laws;

“Seal” means the common seal of the Company and includes any authorised duplicate thereof;

“Secretary” means the secretary of the Company and includes a temporary or assistant or deputy Secretary and any person appointed by the Board to perform any of the duties of the Secretary;

“share” means share in the capital of the Company and includes a fraction of a share;

“Shareholder” means a shareholder or member of the Company, provided that for the purposes of Bye-Laws 145-153 inclusive it shall also include any holder of notes, debentures or bonds issued by the Company;

“Shareholders Agreement” means that certain Shareholders Agreement dated as of January 18, 2005, by and among the Company, Warner Chilcott Holdings Company II, Limited, Warner Chilcott Holdings Company III, Limited, Bain Capital Integral Investors II, L.P., BCIP Trust Associates III, BCIP Trust Associates III-B, BCIP Associates – G, DLJMB Overseas Partners III, C.V., DLJ Offshore Partners III, C.V., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ MB Partners III GmbH & Co. KG, Millennium Partners II, L.P., MBP III Plan Investors, L.P., J.P. Morgan Partners (BHCA), L.P., J.P. Morgan Partners Global Investors, L.P., J.P. Morgan Partners Global Investors (Cayman), L.P., J.P. Morgan Partners Global Investors (Cayman) II, L.P., J.P. Morgan Partners Global Investors A, L.P., J.P. Morgan Partners Global Investors (Cayman) III, L.P.; J.P. Morgan Partners Global Investors (Selldown), L.P., J.P. Morgan Partners Global Investors (Cayman/Selldown) III, L.P., Thomas H. Lee (Alternative) Fund V, L.P., Thomas H. Lee (Alternative) Parallel Fund V, L.P., Thomas H. Lee (Alternative) Cayman Fund V, L.P., Putnam Investments Employees’ Securities Company I LLC, Putnam Investments Employees’ Securities Company II LLC, Putnam Investments Holdings, LLC, Thomas H. Lee Investors Limited Partnership, Ontario Municipal Employees Retirement Board, AlpInvest Partners CS Investments 2003 C.V., AlpInvest Partners Later Stage Co-Investments Custodian II B.V., AlpInvest Partners Later Stage Co-Investments Custodian IIA B.V., Filbert Investment PTE LTD, The Northwestern Mutual Life Insurance Company, and the parties who from time to time join the Shareholders Agreement, as the same may be amended, supplemented or modified from time to time;

“Subsidiary” and “Holding Company” have the same meanings as in section 86 of the Companies Act 1981, except that references in that section to a company shall include any body corporate or other legal entity, whether incorporated or established in Bermuda or elsewhere;

“these Bye-Laws” means these Bye-Laws in their present form or as from time to time amended; and

“U.S. Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, in effect in the United States of America.

1.2	For the purposes of these Bye-Laws, a corporation shall be deemed to be present in person if its representative duly authorised pursuant to the Companies Acts is present.

1.3	Words importing only the singular number include the plural number and vice versa.

1.4	Words importing only the masculine gender include the feminine and neuter genders respectively;

1.5	Words importing persons include any individual, partnership, corporation, limited liability company, joint venture, joint stock company, trust, unincorporated organization, government (or an agency or political subdivision thereof) or other entity.

1.6	A reference to writing shall include typewriting, printing, lithography, photography and other modes of representing or reproducing words in a legible and non-transitory form.

1.7	Any words or expressions defined in the Companies Acts in force at the date when these Bye-Laws or any part thereof are adopted shall bear the same meaning in these Bye-Laws or such part (as the case may be).

1.8	A reference to anything being done by electronic means includes its being done by means of any electronic or other communications equipment or facilities and reference to any communication being delivered or received, or being delivered or received at a particular place, includes the transmission of an electronic or similar communication, and to a recipient identified in such manner or by such means as the Board may from time to time approve or prescribe, either generally or for a particular purpose.

1.9	A reference to a signature or to anything being signed or executed include such forms of electronic signature or other means of verifying the authenticity of an electronic or similar communication as the Board may from time to time approve or prescribe, either generally or for a particular purpose.

1.10	A reference to any statute or statutory provision (whether in Bermuda or elsewhere) includes a reference to any modification or re-enactment of it for the time being in force and to every rule, regulation or order made under it (or under any such modification or re-enactment) and for the time being in force and any reference to any rule, regulation or order made under any such statute or statutory provision includes a reference to any modification or replacement of such rule, regulation or order for the time being in force.

1.11	In these Bye-Laws, the word “Board” in the context of the exercise of any power contained in these Bye-Laws includes any committee consisting of one or more Directors, any Director holding executive office and any local or divisional Board, manager or agent of the Company to which or, as the ease may be, to whom the power in question has been delegated.

REGISTERED OFFICE

2.	The Registered Office shall be at such place in Bermuda as the Board shall from time to time appoint.

SHARE CAPITAL

3. 3.1	The authorised share capital of the Company at the date of adoption of these Bye-Laws is (i) USD$5,000,000 comprised of 500,000,000 Class A Common Shares of par value USD$0.01 and (ii) such preferred shares as the Board shall determine that the Company shall issue pursuant to Bye-Law 3.4. For the avoidance of doubt, under the Bye-Laws as in effect on June 20, 2005, the Company’s Class L Common Shares (as defined therein) converted to Class A Common Shares at the Public Offering Time (as defined therein).

3.2	Voting Rights.

3.2.1

Subject to the powers, preferences, rights and privileges of any class of shares (or any series thereof) having any preference or priority over, or rights superior to, the Common Shares that the Company may hereafter become authorized to issue, to the fullest extent permitted by applicable law, except as otherwise provided in this Bye-Law 3.2, the holders of the Class A Common Shares shall have and possess all powers and voting and other rights pertaining to the share capital of the Company. The holders of the Class A Common Shares shall be entitled to receive notice of, and to attend and vote at, general meetings of the Company. At any meeting, every holder of Class A Common Shares shall on a poll (or otherwise) have one (1) vote for each Class A Common Share held by him.

3.2.2	Notwithstanding anything to the contrary in these Bye-Laws, the number of authorized shares of any class or classes of share capital of the Company may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of a majority of the Class A Common Shares.

3.3	Subject to these Bye-Laws and to any special rights conferred on the holders of any shares or class of shares, any share in the Company may be issued with or have attached thereto such preferred, deferred, qualified, voting and/or redemption rights, dividend rates and/or such other participating, optional or other special rights, qualifications, limitations or restrictions, whether in regard to dividend, voting, return of capital or otherwise, as the Company may by Resolution determine or, if there has not been any such determination or so far as the same shall not make specific provision, as the Board may determine.

3.4	Subject to the Companies Acts, any number of preference shares may, with the sanction of a resolution of the Board, be issued on terms:

3.4.1	that they are to be redeemed on the happening of a specified event or on a given date; and/or,

3.4.2	that they are liable to be redeemed at the option of the Company; and/or,

3.4.3	if authorised by the memorandum of association of the Company, that they are liable to be redeemed at the option of the holder.

The terms and manner of redemption shall be provided for in such resolution of the Board and shall be attached to but shall not form part of these Bye-Laws.

4.	The Board may, at its discretion and without the sanction of a Resolution, authorise the purchase by the Company of its own shares, of any class, at any price (whether at par or above or below par), and any shares to be so purchased may be selected in any manner whatsoever, upon such terms as the Board may in its discretion determine, provided always that such purchase is effected in accordance with the provisions of the Companies Acts. The whole or any part of the amount payable on any such purchase may be paid or satisfied otherwise than in cash, to the extent permitted by the Companies Acts.

MODIFICATION OF RIGHTS

5.

Subject to the Companies Acts, all or any of the special rights for the time being attached to any class of shares for the time being issued may from time to time (whether or not the Company is being wound up) be altered or abrogated with the sanction of a Resolution passed at a separate general meeting by the holders of such shares voting in person or by proxy. To any such separate general meeting, all the provisions of these Bye-Laws as to general meetings of the Company shall mutatis mutandis apply, but so that the necessary quorum consists of at least two (2) persons present in person and representing, in person or by proxy, more than fifty percent

(50%) of the total issued voting power of the shares of the relevant class, that every holder of shares of the relevant class shall be entitled on a poll to one vote for every such share held by him and that any holder of shares of the relevant class present in person or by proxy may demand a poll; provided, however, that if the Company or a class of Shareholders shall have only one Shareholder, one Shareholder present in person or in proxy shall constitute the necessary quorum. Notwithstanding anything to the contrary in these Bye-Laws, Shareholders may not pass a resolution by written consent; all resolutions of the Shareholders must be passed at a Shareholders meeting.

6.	The special rights conferred upon the holders of any shares or class of shares shall not, unless otherwise expressly provided in the rights attaching to or the terms of issue of such shares, be deemed to be altered by the creation or issue of further shares ranking pari passu therewith.

SHARES

7.	Subject to the provisions of these Bye-Laws, the unissued shares of the Company (whether forming part of the original capital or any increased capital) shall be at the disposal of the Board, which may offer, allot, grant options over or otherwise dispose of them to such persons, at such times and for such consideration and upon such terms and conditions as the Board may determine.

8.	The Board may, in connection with the issue of any shares, exercise all powers of paying commission and brokerage fees conferred or permitted by law.

9.	Except as ordered by a court of competent jurisdiction or as required by law, no person shall be recognised by the Company as holding any share upon trust and the Company shall not be bound by or required in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or in any fractional part of a share or (except only as otherwise provided in these Bye-Laws or by applicable law) any other right in respect of any share except an absolute right to the entirety thereof in the registered holder.

CERTIFICATES

10.	The preparation, issue and delivery of certificates shall be governed by the Companies Acts. In the case of a share held jointly by several persons, delivery of a certificate to one of several joint holders shall be sufficient delivery to all.

11.	If a share certificate is defaced, lost or destroyed, it may be replaced without fee but on such terms (if any) as to evidence and indemnity and to payment of the costs and out of pocket expenses of the Company in investigating such evidence and preparing such indemnity as the Board may think fit and, in case of defacement, on delivery of the old certificate to the Company.

12.

All certificates for share or loan capital or other securities of the Company (other than letters of allotment, scrip certificates and other like documents) shall, except to the extent that the terms and conditions for the time being relating thereto otherwise provide, be, in such form as the Board may determine, issued under the Seal. The Board may by resolution determine, either generally or in any particular case, that any signatures on any such certificates need not be autographic but may be affixed to such certificates by some mechanical means or may be printed thereon or that such certificates need not be signed by any persons, or may determine that a representation of the Seal may be printed on any such certificates. If any person holding an office in the Company who has signed, or whose facsimile signature has been used on, any certificate ceases for any reason to hold his office, such certificate may nevertheless be issued as though that person had not ceased to hold such office.

13.	Nothing in these Bye-Laws shall prevent title to any securities of the Company from being evidenced and/or transferred without a written instrument in accordance with regulations made from time to time in this regard under the Companies Acts, and the Board shall have power to implement any arrangements which it may think fit for such evidencing and/or transfer which accord with those regulations.

LIEN

14.	The Company shall have a first and paramount lien on every share (other than a fully paid share) for all monies, whether presently payable or not, called or payable, at a date fixed by or in accordance with the terms of issue of such share in respect of such share, and the Company shall also have a first and paramount lien on every share (other than a fully paid share) standing registered in the name of a Shareholder, whether singly or jointly with any other person, for all the debts and liabilities of such Shareholder or his estate to the Company, whether the same shall have been incurred before or after notice to the Company of any interest of any person other than such Shareholder, and whether the time for the payment or discharge of the same shall have actually arrived or not, and notwithstanding that the same are joint debts or liabilities of such Shareholder or his estate and any other person, whether a Shareholder or not. The Company’s lien on a share shall extend to all dividends payable thereon. The Board may at any time, either generally or in any particular case, waive any lien that has arisen or declare any share to be wholly or in part exempt from the provisions of this Bye-Law.

15.	The Company may sell, in such manner as the Board may think fit, any share on which the Company has a lien but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) days after a notice in writing, stating and demanding payment of the sum presently payable and giving notice of the intention to sell in default of such payment, has been served on the holder for the time being of the share.

16.	The net proceeds of sale by the Company of any shares on which it has a lien shall be applied in or towards payment or discharge of the debt or liability in respect of which the lien exists so far as the same is presently payable, and any residue shall (subject to a like lien for debts or liabilities not presently payable as existed upon the share prior to the sale) be paid to the person who was the holder of the share immediately before such sale. For giving effect to any such sale, the Board may authorise some person to transfer the share sold to the purchaser thereof. The purchaser shall be registered as the holder of the share and he shall not be bound to see to the application of the purchase money, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the sale.

17.

17.1.1

Whenever any law for the time being of any country, state or place imposes or purports to impose any immediate or future or possible liability upon the Company to make any payment or empowers any government or taxing authority or government official to require the Company to make any payment in respect of any shares registered in any of the Company’s registers as held either jointly or solely by any

Shareholder or in respect of any dividends, bonuses or other monies due or payable or accruing due or which may become due or payable to such Shareholder by the Company on or in respect of any shares registered as aforesaid or for or on account or in respect of any Shareholder and whether in consequence of:

(a)	the death of such Shareholder;

(b)	the non-payment of any income tax or other tax by such Shareholder;

(c)	the non-payment of any estate, probate, succession, death, stamp, or other duty by the executor or administrator of such Shareholder or by or out of his estate; or

(d)	any other act or thing;

17.1.2	in every such case (except to the extent that the rights conferred upon holders of any class of shares render the Company liable to make additional payments in respect of sums withheld on account of the foregoing):

(a)	the Company shall be fully indemnified by such Shareholder or his executor or administrator from all liability;

(b)

the Company shall have a lien upon all dividends and other monies payable in respect of the shares registered in any of the Company’s registers as held either jointly or solely by such Shareholder for all monies paid or payable by the Company in respect of such shares or in respect of any dividends or other monies as aforesaid thereon or for or on account or in respect of such Shareholder under or in consequence of any such law together with interest at the rate of fifteen percent (15%) per annum thereon from the date of payment to date of repayment and may deduct or set off against such dividends or other monies payable as aforesaid any monies paid or payable by the Company as aforesaid together with interest as aforesaid;

(c)	the Company may recover as a debt due from such Shareholder or his executor or administrator wherever constituted any monies paid by the Company under or in consequence of any such law and interest thereon at the rate and for the period aforesaid in excess of any dividends or other monies as aforesaid then due or payable by the Company;

(d)	the Company may, if any such money is paid or payable by it under any such law as aforesaid, refuse to register a transfer of any shares by any such Shareholder or his executor or administrator until such money and interest as aforesaid is set off or deducted as aforesaid, or in case the same exceeds the amount of any such dividends or other monies as aforesaid then due or payable by the Company, until such excess is paid to the Company.

17.2

Subject to the rights conferred upon the holders of any class of shares, nothing herein contained shall prejudice or affect any right or remedy which any law may confer or purport to confer on the Company and as between the Company and every such

Shareholder as aforesaid, his estate representative, executor, administrator and estate wheresoever constituted or situate, any right or remedy which such law shall confer or purport to confer on the Company shall be enforceable by the Company.

CALLS ON SHARES

18.	The Board may from time to time make calls upon the Shareholders in respect of any monies unpaid on their shares (whether on account of the par value of the shares or by way of premium) and not by the terms of issue thereof made payable at a date fixed by or in accordance with such terms of issue, and each Shareholder shall (subject to the Company serving upon him at least fourteen (14) days notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified the amount called on his shares. A call may be revoked or postponed as the Board may determine.

19.	A call may be made payable by installments and shall be deemed to have been made at the time when the resolution of the Board authorising the call was passed.

20.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

21.	If a sum called in respect of the share shall not be paid before or on the day appointed for payment thereof the person from whom the sum is due shall pay interest on the sum from the day appointed for the payment thereof to the time of actual payment at such rate as the Board may determine, but the Board shall be at liberty to waive payment of such interest wholly or in part.

22.	Any sum which, by the terms of issue of a share, becomes payable on allotment or at any date fixed by or in accordance with such terms of issue, whether on account of the nominal amount of the share or by way of premium, shall for all the purposes of these Bye-Laws be deemed to be a call duly made, notified and payable on the date on which, by the terms of issue, the same becomes payable and, in case of non-payment, all the relevant provisions of these Bye-Laws as to payment of interest, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

23.	The Board may, on the issue of shares, differentiate between the allottees or holders as to the amount of calls to be paid and the times of payment.

FORFEITURE OF SHARES

24.	If a Shareholder fails to pay any call or installment of a call on the day appointed for payment thereof, the Board may at any time thereafter during such time as any part of such call or installment remains unpaid serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest which may have accrued.

25.	The notice shall name a further day (not being less than fourteen (14) days from the date of the notice) on or before which, and the place where, the payment required by the notice is to be made and shall state that, in the event of non-payment on or before the day and at the place appointed, the shares in respect of which such call is made or installment is payable will be liable to be forfeited. The Board may accept the surrender of any share liable to be forfeited hereunder and, in such case, references in these Bye-Laws to forfeiture shall include surrender.

26.	If the requirements of any such notice as aforesaid are not complied with, any share in respect of which such notice has been given may at any time thereafter, before payment of all calls or installments and interest due in respect thereof has been made, be forfeited by a resolution of the Board to that effect. Such forfeiture shall include all dividends declared in respect of the forfeited shares and not actually paid before the forfeiture.

27.	When any share has been forfeited, notice of the forfeiture shall be served upon the person who was before forfeiture the holder of the share but no forfeiture shall be in any manner invalidated by any omission or neglect to give such notice as aforesaid.

28.	A forfeited share shall be deemed to be the property of the Company and may be sold, re-offered or otherwise disposed of either to the person who was, before forfeiture, the holder thereof or entitled thereto or to any other person upon such terms and in such manner as the Board shall think fit, and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Board may think fit.

29.	A person whose shares have been forfeited shall thereupon cease to be a Shareholder in respect of the forfeited shares but shall, notwithstanding the forfeiture, remain liable to pay to the Company all monies which at the date of forfeiture were presently payable by him to the Company in respect of the shares with interest thereon at such rate as the Board may determine from the date of forfeiture until payment, and the Company may enforce payment without being under any obligation to make any allowance for the value of the shares forfeited.

30.	An affidavit in writing that the deponent is a Director of the Company or the Secretary and that a share has been duly forfeited on the date stated in the affidavit shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration (if any) given for the share on the sale, re-allotment or disposition thereof and the Board may authorise some person to transfer the share to the person to whom the same is sold, re-allotted or disposed of, and he shall thereupon be registered as the holder of the share and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the share be affected by any irregularity or invalidity in the proceedings relating to the forfeiture, sale, re-allotment or disposal of the share.

REGISTER OF SHAREHOLDERS

31.	Register Of Shareholders

31.1	The Register shall be kept at the Registered Office or at such other place in Bermuda as the Board may from time to time direct, in the manner prescribed by the Companies Acts. Subject to the provisions of the Companies Acts, the Company may keep one or more overseas or branch registers in any place, and the Board may make, amend and revoke any such regulations as it may think fit respecting the keeping of such registers. The Board may authorise any share on the Register to be included in a branch register or any share registered on a branch register to be registered on another branch register, provided that at all times the Register is maintained in accordance with the Companies Acts.

31.2

The Register or any branch register may be closed at such times and for such period as the Board may from time to time decide, subject to the Companies Acts. Except during such time as it is closed, the Register and each branch register shall be open to inspection in the manner prescribed by the Companies Acts between 10:00 a.m. and 12:00 noon (or between such other times as the Board from time to time determines) on every working day. Unless the Board so determines, no Shareholder or intending Shareholder shall be entitled to have entered in the Register or any branch register any indication of any trust or any equitable, contingent, future or partial interest in any share or any fractional part of a share and if any such entry exists or is permitted by the Board it shall not be deemed to abrogate any of the provisions of Bye-Law 9.

REGISTER OF DIRECTORS AND OFFICERS

32.	The Secretary shall establish and maintain a register of the Directors and Officers of the Company as required by the Companies Acts. The register of Directors and Officers shall be open to inspection in the manner prescribed by the Companies Acts between 10:00 a.m. and 12:00 noon on every working day.

TRANSFER OF SHARES

33.	Subject to the Companies Acts and to any applicable restrictions contained in these Bye-Laws and any share grant agreement or any other agreement between any Shareholder and the Company or any of its subsidiaries, as may be applicable, any Shareholder may transfer all or any of his shares by an instrument of transfer in the usual common form or in any other form or by any other method permissible under applicable law, in either case as may be approved by the Board. No such instrument shall be required on the redemption of a share or on the purchase by the Company of a share.

34.	The instrument of transfer of a share shall be signed by or on behalf of the transferor and where any share is not fully-paid, the transferee. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect thereof. All instruments of transfer when registered may be retained by the Company. The Board may, in its absolute discretion and without assigning any reason therefor, decline to register any transfer of any share which is not a fully-paid share. The Board may also decline to register any transfer unless:

34.1	the instrument of transfer is duly stamped (if required by law) and lodged with the Company, at such place as the Board shall appoint for the purpose, accompanied by the certificate for the shares (if any has been issued) to which it relates, and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer,

34.2	the instrument of transfer is in respect of only one class of share, and

34.3	it is satisfied that all applicable consents, authorisations, permissions or approvals of any governmental body or agency in Bermuda or any other applicable jurisdiction required to be obtained under relevant law prior to such transfer have been obtained.

Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under this Bye-Law and Bye-Laws 31 and 33.

35.	If the Board declines to register a transfer it shall, within three (3) months after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.

36.	No fee shall be charged by the Company for registering any transfer, probate, letters of administration, certificate of death or marriage, power of attorney, distringas or stop notice, order of court or other instrument relating to or affecting the title to any share, or otherwise making an entry in the Register relating to any share.

TRANSMISSION OF SHARES

37.	In the case of the death of a Shareholder, the survivor or survivors, where the deceased was a joint holder, and the estate representative, where he was sole holder, shall be the only person recognised by the Company as having any title to his shares; but nothing herein contained shall release the estate of a deceased holder (whether the sole or joint) from any liability in respect of any share held by him solely or jointly with other persons. For the purpose of this Bye-Law, estate representative means the person to whom probate or letters of administration has or have been granted in Bermuda or, failing any such person, such other person as the Board may in its absolute discretion determine to be the person recognised by the Company for the purpose of this Bye-Law. For greater certainty, where two or more persons are registered as joint holders of a Share or Shares, then in the event of the death of any joint holder or holders the remaining joint holder or holders shall be absolutely entitled to the said Share or Shares and the Company shall recognise no claim in respect of the estate of any joint holder except in the case of the last survivor of such joint holders.

38.	Any person becoming entitled to a share in consequence of the death of a Shareholder or otherwise by operation of applicable law may, subject as hereafter provided and upon such evidence being produced as may from time to time be required by the Board as to his entitlement, either be registered himself as the holder of the share or elect to have some person nominated by him registered as the transferee thereof. If the person so becoming entitled elects to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he shall elect to have his nominee registered, he shall signify his election by signing an instrument of transfer of such share in favour of his nominee. All the limitations, restrictions and provisions of these Bye-Laws relating to the right to transfer and the registration of transfer of shares shall be applicable to any such notice or instrument of transfer as aforesaid as if the death of the Shareholder or other event giving rise to the transmission had not occurred and the notice or instrument of transfer was an instrument of transfer signed by such Shareholder.

39.

A person becoming entitled to a share in consequence of the death of a Shareholder or otherwise by operation of applicable law shall (upon such evidence being produced as may from time to time be required by the Board as to his entitlement) be entitled to receive and may give a discharge for any dividends or other monies payable in respect of the share, but he shall not be entitled in respect of the share to receive notices of or to attend or vote at general meetings of the Company or, save as aforesaid, to exercise in respect of the share any of the rights or privileges of a Shareholder until he shall have become registered as the holder thereof. The Board may at any time give notice requiring such person to elect either to be registered himself or to transfer the share and, if the notice is not complied with within sixty days, the Board may thereafter withhold payment of all dividends and other monies payable in respect of the shares until the requirements of the notice have been complied with.

40.	Subject to any directions of the Board from time to time in force, the Secretary may exercise the powers and discretions of the Board under Bye-Laws 37, 38 and 39.

INCREASE OF CAPITAL

41.	The Company may from time to time increase its capital by such sum to be divided into shares of such par value as the Company by Resolution shall prescribe.

42.	The Company may, by the Resolution increasing the capital, direct that the new shares or any of them shall be offered in the first instance either at par or at a premium or (subject to the provisions of the Companies Acts) at a discount to all the holders for the time being of shares of any class or classes in proportion to the number of such shares held by them respectively or make any other provision as to the issue of the new shares.

43.	The new shares shall be subject to all the provisions of these Bye-Laws with reference to lien, the payment of calls, forfeiture, transfer, transmission and otherwise.

ALTERATION OF CAPITAL

44.	The Company may from time to time by Resolution:

44.1	divide its shares into several classes and attach thereto respectively any preferential, deferred, qualified or special rights, privileges or conditions;

44.2	consolidate and divide all or any of its share capital into shares of larger par value than its existing shares;

44.3	sub-divide its shares or any of them into shares of smaller par value than is fixed by its memorandum, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived;

44.4	make provision for the issue and allotment of shares which do not carry any voting rights;

44.5	cancel shares which, at the date of the passing of the Resolution in that behalf, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled; and

44.6	change the currency denomination of its share capital.

Where any difficulty arises in regard to any division, consolidation, or sub-division under this Bye-Law, the Board may settle the same as it thinks expedient and, in particular, may arrange for the sale of the shares representing fractions and the distribution of the net proceeds of sale in due proportion amongst the Shareholders who would have been entitled to the fractions, and for this purpose the Board may authorise some person to transfer the shares representing fractions to the purchaser thereof, who shall not be bound to see to the application of the purchase money nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings relating to the sale.

45.	Subject to the Companies Acts and to any confirmation or consent required by law or these Bye-Laws, the Company may by Resolution from time to time convert any preference shares into redeemable preference shares.

REDUCTION OF CAPITAL

46.	Subject to the Companies Acts, its memorandum and any confirmation or consent required by applicable law or these Bye-Laws, the Company may from time to time by Resolution authorise the reduction of its issued share capital or any share premium account in any manner.

47.	In relation to any such reduction, the Company may by Resolution determine the terms upon which such reduction is to be effected including, in the case of a reduction of part only of a class of shares, those shares to be affected.

GENERAL MEETINGS OF SHAREHOLDERS

48.	The Board shall convene and the Company shall hold general meetings of Shareholders as Annual General Meetings in accordance with the requirements of the Companies Acts at such times and places as the Board shall appoint. The Board may, whenever it thinks fit, and shall, when requisitioned by shareholders pursuant to the provisions of the Companies Acts, convene general meetings of Shareholders other than Annual General Meetings, at such time and place as the Board may appoint, which meetings shall be called Special General Meetings.

NOTICE OF GENERAL MEETINGS

49.	An Annual General Meeting shall be called by not less than five (5) days notice in writing and a Special General Meeting shall be called by not less than five (5) days notice in writing. The notice shall be exclusive of the day on which it is served or deemed to be served and of the day for which it is given, and shall specify the place, day and time of the meeting, and, the nature of the business to be considered. Notice of every general meeting shall be given in any manner permitted by these Bye-Laws to all Shareholders other than such as, under the provisions of these Bye-Laws or the terms of issue of the shares they hold, are not entitled to receive such notice from the Company and every Director and to any Resident Representative who or which has delivered a written notice upon the Registered Office requiring that such notice be sent to him or it.

Notwithstanding that a meeting of the Company is called by shorter notice than that specified in this Bye-Law, it shall be deemed to have been duly called if it is so agreed:

49.1	in the case of a meeting called as an Annual General Meeting, by all the Shareholders entitled to attend and vote thereat;

49.2	in the case of any other meeting, by a majority in number of the Shareholders having the right to attend and vote at the meeting, being a majority together holding not less than ninety-five percent (95%) in nominal value of the shares giving that right.

50.	The accidental omission to give notice of a meeting or (in cases where instruments of proxy are sent out with the notice) the accidental omission to send such instrument of proxy to, or the non-receipt of notice of a meeting or such instrument of proxy by, any person entitled to receive such notice shall not invalidate the proceedings at that meeting.

51.	A Shareholder present, either in person or by proxy, at any meeting of the Company or of the holders of any class of shares in the Company shall be deemed to have received notice of the meeting and, where requisite, of the purposes for which it was called.

52.	The Board may cancel or postpone a meeting of the Shareholders after it has been convened and notice of such cancellation or postponement shall be served in accordance with Bye-Law 138 upon all Shareholders entitled to notice of the meeting so cancelled or postponed setting out, where the meeting is postponed to a specific date, notice of the new meeting in accordance with Bye-Law 49.

PROCEEDINGS AT GENERAL MEETINGS

53.	No business shall be transacted at any general meeting unless a quorum is present when the meeting proceeds to business, but the absence of a quorum shall not preclude the appointment, choice or election of a chairman, which shall not be treated as part of the business of the meeting. Except as otherwise provided in these Bye-Laws, a quorum consists of at least two (2) persons present in person and representing, in person or in proxy, more than fifty percent (50%) of the total issued voting power of the Company’s shares; provided, however, that if the Company or a class of Shareholders shall have only one Shareholder, one Shareholder present in person or by proxy shall constitute the necessary quorum.

54.

If within five (5) minutes (or such longer time as the chairman of the meeting may determine to wait) after the time appointed for the meeting, a quorum is not present, the meeting, if convened on the requisition of Shareholders, shall be dissolved. In any other case, it shall stand adjourned to such other day and such other time and place as the chairman of the meeting may determine. The Company shall give not less than five (5) days notice of any meeting adjourned through want of a quorum and such notice shall state that the sole Shareholder or, if more than one, two

(2) Shareholders present and representing, in person or by proxy, more than fifty percent (50%) of the total issued voting power of the Company’s shares shall be a quorum.

55.	A meeting of the Shareholders or any class thereof may be held by means of such telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone, or by video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

56.	Subject to the Companies Acts, a Resolution may only be put to a vote at a general meeting of the Company or of any class of Shareholders if:

56.1	it is proposed by or at the direction of the Board; or

56.2	it is proposed at the direction of the Court; or

56.3	it is proposed on the requisition in writing of such number of Shareholders as is prescribed by, and is made in accordance with, the relevant provisions of the Companies Acts and the provisions of Bye-Law 57 (in respect of an Annual General Meeting Only); or

56.4	the chairman of the meeting in his absolute discretion decides that the Resolution may properly be regarded as within the scope of the meeting.

57.

Written notice of any Shareholder proposal must be received by the Company at the Registered Office (or at such other place or places as the Board may otherwise specify from time to time for this purpose) not less than 120 days nor more than 150 days before the first anniversary of the date of the notice convening the Company’s Annual General Meeting of Shareholders for the prior year. Such notice shall set forth (i) the name and address, as it appears in the Register, of the Shareholder or Shareholders who intend to make such proposal; (ii) a representation that the Shareholder or Shareholders are holders of record of shares entitled to vote at such meeting; (iii) the class and number of shares which are held by the Shareholder or Shareholders; and (iv) the text of the proposal. The chairman of such meeting shall, if the facts reasonably warrant, refuse to acknowledge a proposal that is not made in compliance with the procedure specified in this Bye-Law, and any such proposal not properly brought before the meeting shall not be considered.

58.	No amendment may be made to a Resolution, at or before the time when it is put to a vote, unless the chairman of the meeting in his absolute discretion decides that the amendment or the amended Resolution may properly be put to a vote at that meeting.

59.	If the chairman of the meeting rules a Resolution or an amendment to a Resolution admissible or out of order (as the case may be), the proceedings of the meeting or on the Resolution in question shall not be invalidated by any error in his ruling. Any ruling by the chairman of the meeting in relation to a Resolution or an amendment to a Resolution shall be final and conclusive.

60.	Each Director, and upon giving the notice referred to in Bye-Law 48 above, the Resident Representative, if any, shall be entitled to attend and speak at any general meeting of the Company.

61.	The Chairman (if any) of the Board or, in his absence, the President or such other person designated by the Board shall preside as chairman at every general meeting. If no such person is present, the persons present and entitled to vote on a poll shall elect one of their number to be chairman.

62.	The chairman of the meeting may, with the consent by Resolution of any meeting at which a quorum is present (and shall if so directed by the meeting), adjourn the meeting from time to time and from place to place but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting from which the adjournment took place. When a meeting is adjourned for three (3) months or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as expressly provided by these Bye-Laws, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

VOTING

63.	Save where a greater majority is required, or as otherwise provided by the Companies Acts or these Bye-Laws, any question proposed for consideration at any general meeting shall be decided on by a simple majority of votes cast.

64.	Subject to Bye-Law 132 and to any rights or restrictions attached to any class of shares, at any meeting of the Company, each Shareholder present in person shall be entitled to 1 vote on any question to be decided on a show of hands and each Shareholder present in person or by proxy shall be entitled on a poll to 1 vote for each share held by him.

65.	At any general meeting, a Resolution put to the vote of the meeting shall be decided on a show of hands unless (before or on the declaration of the result of the show of hands or on the withdrawal of any other demand for a poll) a poll is demanded by:

65.1	the chairman of the meeting; or

65.2	at least three (3) Shareholders present in person or represented by proxy; or

65.3	any Shareholder or Shareholders present in person or represented by proxy and holding between them not less than one tenth (1/10) of the total voting rights of all the Shareholders having the right to vote at such meeting; or

65.4	a Shareholder or Shareholders present in person or represented by proxy holding shares conferring the right to vote at such meeting, being shares on which an aggregate sum has been paid up equal to not less than one tenth (1/10) of the total sum paid up on all such shares conferring such right.

The demand for a poll may, before the poll is taken, be withdrawn but only with the consent of the chairman and a demand so withdrawn shall not be taken to have invalidated the result of a show of hands declared before the demand was made. If the demand for a poll is withdrawn, the chairman or any other Shareholder entitled may demand a poll. Unless a poll is so demanded and the demand is not withdrawn, a declaration by the chairman that a Resolution has, on a show of hands, been carried or carried unanimously or by a particular majority or not carried by a particular majority or lost shall be final and conclusive, and an entry to that effect in the minute book of the Company shall be conclusive evidence of the fact without proof of the number or proportion of votes recorded for or against such Resolution.

66.	If a poll is duly demanded, the result of the poll shall be deemed to be the Resolution of the meeting at which the poll is demanded.

67.	A poll demanded on the election of a chairman, or on a question of adjournment, shall be taken forthwith. A poll demanded on any other question shall be taken in such manner and either forthwith or at such time later in the meeting as the chairman shall direct.

68.	The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll has been demanded and it may be withdrawn at any time before the close of the meeting or the taking of the poll, whichever is the earlier.

69.	On a poll, votes may be cast either personally or by proxy.

70.	A person entitled to more than one vote on a poll need not use all his votes or cast all the votes he uses in the same way.

71.	In the case of an equality of votes at a general meeting, whether on a show of hands or on a poll, the chairman of such meeting shall not be entitled to a second or casting vote and the Resolution shall fail.

72.	In the case of joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the Register in respect of the joint holding.

73.

A Shareholder who is a patient for any purpose of any statute or applicable law relating to mental health or in respect of whom an order has been made by any Court having jurisdiction for the protection or management of the affairs of persons incapable of managing their own affairs may vote, whether on a show of hands or on a poll, by his receiver, committee, curator bonis or other person in the nature of a receiver, committee or curator bonis appointed by such Court and such receiver, committee, curator bonis or other person may vote on a poll by proxy, and may otherwise act and be treated as such Shareholder for the purpose of general meetings.

74.	No Shareholder shall, unless the Board otherwise determines, be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares in the Company have been paid.

75.	If:

75.1	any objection shall be raised to the qualification of any voter; or,

75.2	any votes have been counted which ought not to have been counted or which might have been rejected; or,

75.3	any votes are not counted which ought to have been counted,

the objection or error shall not vitiate the decision of the meeting or adjourned meeting on any Resolution unless the same is raised or pointed out at the meeting or, as the case may be, the adjourned meeting at which the vote objected to is given or tendered or at which the error occurs. Any objection or error shall be referred to the chairman of the meeting and shall only vitiate the decision of the meeting on any Resolution if the chairman decides that the same may have affected the decision of the meeting. The decision of the chairman on such matters shall be final and conclusive.

PROXIES AND CORPORATE REPRESENTATIVES

76.	A Shareholder may appoint one or more persons as his proxy, with or without the power of substitution, to represent him and vote on his behalf in respect of all or some of his shares at any general meeting (including an adjourned meeting). A proxy need not be a Shareholder.

77.	A Shareholder which is a corporation may, by written authorisation, appoint any person (or two (2) or more persons in the alternative) as its representative to represent it and vote on its behalf at any general meeting (including an adjourned meeting) and such a corporate representative may exercise the same powers on behalf of the corporation which he represents as that corporation could exercise if it were an individual Shareholder and the Shareholder shall for the purposes of these Bye-Laws be deemed to be present in person at any such meeting if a person so authorised is present at it.

78.	The instrument appointing a proxy or corporate representative shall be in writing executed by the appointor or his attorney authorised by him in writing or, if the appointor is a corporation or other entity, executed by an officer, attorney or other person authorised to sign the same.

79.

Any Shareholder may appoint a proxy or (if a corporation or other entity) representative for a specific general meeting, and adjournments thereof, or may appoint a standing proxy or (if a corporation or other entity) representative, by serving on the Company at the Registered Office, or at such place or places as the Board may otherwise specify for the purpose, a proxy or (if a corporation or other entity) an authorisation. For the purposes of service on the Company pursuant to this Bye-Law, the provisions of Bye-Law 138 as to service on Shareholders shall mutatis mutandis apply to service on the Company. Any standing proxy or authorisation shall be valid for all general meetings and adjournments thereof or Resolutions in writing, as the case may be, until notice of revocation is received at the Registered Office or at such place or places as the Board may otherwise specify for the purpose. Where a standing proxy or authorisation exists, its operation shall be deemed to have been suspended at any general meeting or adjournment thereof at which the Shareholder is present or in respect to which the Shareholder has specially appointed a proxy or representative. The Board may from time to time require such evidence as it shall deem necessary as to the due execution and continuing validity of any standing proxy or authorisation and the operation of any such standing proxy or authorisation shall be deemed to be suspended until such time as the Board determines that it has received the requested evidence or other evidence satisfactory to it.

80.	Subject to Bye-Law 79, the instrument appointing a proxy or corporate representative together with such other evidence as to its due execution as the Board may from time to time require, shall be delivered at the Registered Office (or at such place as may be specified in the notice convening the meeting or in any notice of any adjournment or, in either case or the case of a written Resolution, in any document sent therewith) by such date and time specified in the notice prior to the holding of the relevant meeting or adjourned meeting at which the person named in the instrument proposes to vote or, in the case of a poll taken subsequently to the date of a meeting or adjourned meeting, before the time appointed for the taking of the poll, or, in the case of a written Resolution, prior to the effective date of the written Resolution and in default the instrument of proxy or authorisation shall not be treated as valid.

81.	Instruments of proxy or authorisation shall be in any common form or in such other form as the Board may approve and the Board may, if it thinks fit, send out with the notice of any meeting or any written Resolution forms of instruments of proxy or authorisation for use at that meeting or in connection with that written Resolution. The instrument of proxy or authorisation shall be deemed to confer authority to demand or join in demanding a poll, to speak at the meeting and to vote on any Resolution or amendment of a Resolution put to the meeting for which it is given as the proxy thinks fit. The instrument of proxy or authorisation shall, unless the contrary is stated therein, be valid as well for any adjournment of the meeting as for the meeting to which it relates. If the terms of the appointment of a proxy include a power of substitution, any proxy appointed by substitution under such power shall be deemed to be the proxy of the Shareholder who conferred such power. All the provisions of these Bye-Laws relating to the execution and delivery of an instrument or other form of communication appointing or evidencing the appointment of a proxy shall apply, mutates mutandis, to the instrument or other form of communication effecting or evidencing such an appointment by substitution.

82.	A vote given in accordance with the terms of an instrument of proxy or authorisation shall be valid notwithstanding the previous death or unsoundness of mind of the principal, or revocation of the instrument of proxy or authorisation or of the corporate authority, provided that no intimation in writing of such death, unsoundness of mind or revocation shall have been received by the Company at the Registered Office (or such other place as may be specified for the delivery of instruments of proxy or authorisation in the notice convening the meeting or other documents sent therewith) at least one hour before the commencement of the meeting or adjourned meeting or the taking of the poll at which the instrument of proxy or authorisation is used.

83.	Subject to the Companies Acts, the Board may at its discretion waive any of the provisions of these Bye-Laws related to proxies or authorisations and, in particular, may accept such verbal or other assurances as it thinks fit as to the right of any person to attend, speak and vote on behalf of any Shareholder at general meetings or to sign written Resolutions.

APPOINTMENT AND REMOVAL OF DIRECTORS

84.	The number of Directors constituting the Board shall be not less than two (2) and not more than ten[1] (10) or such numbers in excess thereof as the Company by Resolution may from time to time determine, and, subject to the Companies Acts and these Bye-Laws, the Directors shall be elected or appointed by Shareholders. The Company may by Resolution increase the maximum number of Directors.

85.	The Board shall be divided into three classes, with the term of the office of one class expiring each year. Each class shall consist, as nearly as possible, of one-third of the total number of Directors constituting the entire Board. There is no distinction in the voting or other powers and authorities of Directors of different classes; the classifications are solely for the purposes of the retirement by rotation provisions set out in this Bye-Law 85. All Directors will be designated as either Class I, Class II or Class III Directors. The Board shall from time to time by resolution determine the respective numbers of Class I Directors, Class II Directors and Class III Directors.

85.1	Each Class I Director shall (unless his office is vacated in accordance with these Bye-Laws) serve until the conclusion of the Annual General Meeting of the Company held in the calendar year

[1]	Amended — SGM held on 20 June 2005

2007 and subsequently shall (unless his office is vacated in accordance with these Bye-Laws) serve for three-year terms, each concluding at the third Annual General Meeting after the Class I Directors together were last appointed or re-appointed.

85.2	Each Class II Director shall (unless his office is vacated in accordance with these Bye-Laws) serve until the conclusion of the Annual General Meeting of the Company held in the calendar year 2008 and subsequently shall (unless his office is vacated in accordance with these Bye-Laws) serve for three-year terms, each concluding at the third Annual General Meeting after the Class II Directors together were last appointed or re-appointed.

85.3	Each Class III Director shall (unless his office is vacated in accordance with these Bye-Laws) serve until the conclusion of the Annual General Meeting of the Company held in the calendar year 2009 and subsequently shall (unless his office is vacated in accordance with these Bye-Laws) serve for three-year terms, each concluding at the third Annual General Meeting after the Class III Directors together were last appointed or re-appointed.

85.4	If the number of Directors is altered by Resolution pursuant to this Bye-Law, such Resolution shall apportion any increase or decrease among the classes so as to maintain the number of Directors in each class as equal as possible, but in no case shall a decrease in the number of Directors shorten the term of any incumbent Director. All Directors, upon election or appointment (except upon election at an Annual General Meeting), must provide written acceptance of their appointment, in such form as the Board deems fit, by notice in writing to the Registered Office within thirty (30) days of their appointment.

85.5	Upon resignation or termination of office of any Director, if a new Director shall be appointed to the Board pursuant to Bye-Law 90 below, he will be designated to fill the vacancy arising and shall, for the purposes of these Bye-Laws, constitute a member of the class of Directors represented by the person that he replaces.

86.	Any Director retiring at an Annual General Meeting will be eligible for re-appointment and will retain office until the close of the meeting at which he retires or (if earlier) until a Resolution is passed at that meeting not to fill the vacancy or the Resolution to re-appoint him is put to a vote at the meeting and is lost.

87.	If the Company, at the meeting at which a Director (of any class) retires by rotation or otherwise, does not fill the vacancy, the retiring Director shall, if willing to act, be deemed to have been re-appointed unless at the meeting it is resolved not to fill the vacancy or unless a Resolution for the re-appointment of the Director is put to the meeting and lost.

88.	Except as otherwise authorised by the Companies Acts, the appointment of any person proposed as a Director shall be effected by a separate Resolution. Subject to Bye-Laws 84 through 91, the Resolution appointing any Director must designate the Director as a Class I, Class II or Class III Director.

89.	The Company may in a Special General Meeting called for that purpose remove a Director, provided that notice of any such meeting shall be served upon the Director concerned not less than fourteen (14) days before the meeting and he shall be entitled to be heard at that meeting. Shareholders may only remove a Director for Cause.

90.	For as long as a quorum of Directors remains in office, the Board alone shall have the power at any time and from time to time to appoint any individual to be a Director so as to fill a vacancy, whether resulting from the removal or resignation of a Director, an increase in the size of the Board or any other means. For as long as a quorum of Directors exists, Shareholders may not fill vacancies on the Board.

91.

If a Shareholder desires to nominate one or more individuals for election as Directors at any general meeting duly called for the election of Directors, written notice of such Shareholder’s intent to make such a nomination must be received by the Company at the Registered Office (or at such other place or places as the Board may otherwise specify from time to time for this purpose) not less than 120 days nor more than 150 days before the first anniversary of the date of the notice convening the Company’s Annual General Meeting of Shareholders for the prior year. Such notice shall set forth (i) the name and address, as it appears in the Register, of the Shareholder who intends to make such nomination; (ii) a representation that the Shareholder is a holder of record of shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to make such nomination; (iii) the class and number of shares which are held by the Shareholder; (iv) the name and address of each individual to be nominated; (v) a description of all arrangements or understandings between the Shareholder and any such nominee and any other person or persons (naming such person or persons) pursuant to which such nomination is to be made by the Shareholder; (vi) a description of all material personal and business relationships between the Shareholder and any such nominee during the preceding ten (10) years; (vii) such other information regarding any such nominee that would be required to be included in a proxy statement filed pursuant to Regulation 14A under the U.S. Securities Exchange Act, whether or not the Company is then subject to such Regulation; (viii) the consent of any such nominee to serve as a Director, if so elected; and (ix) the certification of any such nominee as to the accuracy and completeness of the information set forth in such notice. The Company will send copies of such notice to all Shareholders with the notice of the Annual General Meeting at which Directors will be elected. The chairman of such meeting shall, if the facts reasonably warrant, refuse to acknowledge a nomination that is not made in compliance with the procedure specified in this Bye-Law, and any such nomination not properly brought before the meeting shall not be considered.

RESIGNATION AND DISQUALIFICATION OF DIRECTORS

92.	The office of a Director shall be vacated upon the happening of any of the following events:

92.1	if he resigns his office by notice in writing delivered to the Registered Office or tendered at a meeting of the Board;

92.2	if he becomes of unsound mind or a patient for any purpose of any statute or applicable law relating to mental health and the Board resolves that his office is vacated;

92.3	if he becomes bankrupt under the laws of any country or compounds with his creditors;

92.4	if he is prohibited by law from being a Director;

92.5	if he ceases to be a Director by virtue of the Companies Acts or is removed from office pursuant to these Bye-Laws;

92.6	if he shall for more than three (3) consecutive meetings have been absent without permission of the Board from meetings of the

Board held during that period and his Alternate Director (if any) shall not during such period have attended in his stead and the Board resolves that his office be vacated; or

92.7	if he is requested to resign in writing by not less than three quarters of the other Directors. In calculating the number of Directors who are required to make such a request to the Director, there shall be excluded any Alternate Director appointed by him acting in his capacity as such; and the Director and any Alternate Director appointed by him and acting in his capacity as such shall constitute a single Director for this purpose, so that the signature of either shall be sufficient.

ALTERNATE DIRECTORS

93.	Any Director (other than an Alternate Director) may appoint any other Director, or any other person approved by resolution of the Board and willing to act, to be an Alternate Director and may remove from office an Alternate Director so appointed by him. Any appointment or removal of an Alternate Director by a Director shall be effected by delivery of a written notice of appointment or removal to the Secretary at the Registered Office, signed by such Director, and such notice shall be effective immediately upon receipt or on any later date specified in that notice. Any Alternate Director may also be removed by resolution of the Board. An Alternate Director may also be a Director in his own right and may act as alternate to more than one Director.

94.	An Alternate Director shall cease to be an Alternate Director:

94.1

if his appointor ceases to be a Director; but, if a Director retires by rotation or otherwise but is reappointed or deemed to have been reappointed at the meeting at which he retires, any appointment of an Alternate Director made by him which was in force immediately prior to his retirement shall continue after his reappointment;

94.2	on the happening of any event which, if he were a Director, would cause him to vacate his office as Director;

94.3	if he is removed from office pursuant to Bye-Law 89; or

94.4	if he resigns his office by notice to the Company.

95.	An Alternate Director shall be entitled to receive notices of all meetings of Directors, to attend, be counted in the quorum and vote at any such meeting at which any Director to whom he is alternate is not personally present, and generally to perform all the functions of any Director to whom he is alternate in his absence.

96.	Every person acting as an Alternate Director shall (except as regards powers to appoint an alternate and remuneration) be subject in all respects to the provisions of these Bye-Laws relating to Directors and shall alone be responsible to the Company for his acts and defaults and shall not be deemed to be the agent of or for any Director for whom he is alternate. An Alternate Director may be paid expenses and shall be entitled to be indemnified by the Company to the same extent mutatis mutandis as if he were a Director. Every person acting as an Alternate Director shall have one vote for each Director for whom he acts as alternate (in addition to his own vote if he is also a Director). The signature of an Alternate Director to any resolution in writing of the Board or a committee of the Board shall, unless the terms of his appointment provides to the contrary, be as effective as the signature of the Director or Directors to whom he is alternate.

DIRECTORS’ FEES AND ADDITIONAL REMUNERATION AND EXPENSES

97.	The amount, if any, of Directors’ fees shall from time to time be determined by the Company by Resolution or in the absence of such a determination, by the Board. Unless otherwise determined to the contrary, such fees shall be deemed to accrue from day to day. Each Director may be paid his reasonable travel, hotel and incidental expenses in attending and returning from meetings of the Board or committees constituted pursuant to these Bye-Laws or general meetings and shall be paid all expenses properly and reasonably incurred by him in the conduct of the Company’s business or in the discharge of his duties as a Director. Any Director who, by request, goes or resides abroad for any purposes of the Company or who performs services which in the opinion of the Board go beyond the ordinary duties of a Director may be paid such extra remuneration (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for, by or pursuant to any other Bye-Law.

DIRECTORS’ INTERESTS

98.	98.1	A Director may hold any other office or place of profit with the Company (except that of auditor) in conjunction with his office of Director for such period and upon such terms as the Board may determine, and may be paid such extra remuneration therefor (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and such extra remuneration shall be in addition to any remuneration provided for, by or pursuant to any other Bye-Law.

98.2	A Director may act by himself or his firm in a professional capacity for the Company (otherwise than as auditor) and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

98.3	Subject to the provisions of the Companies Acts, a Director may notwithstanding his office be a party to, or otherwise interested in, any transaction or arrangement with the Company or in which the Company is otherwise interested; and be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by the Company or in which the Company is interested. The Board may also cause the voting power conferred by the shares in any other company held or owned by the Company to be exercised in such manner in all respects as it thinks fit, including the exercise thereof in favour of any resolution appointing the Directors or any of them to be directors or officers of such other company, or voting or providing for the payment of remuneration to the directors or officers of such other company.

98.4	So long as, where it is necessary, a Director declares the nature of his interest at the first opportunity at a meeting of the Board or by writing to the Directors as required by the Companies Acts, a Director shall not by reason of his office be accountable to the Company for any benefit which he derives from any office or employment to which these Bye-Laws allow him to be appointed or from any transaction or arrangement in which these Bye-Laws allow him to be interested, and no such transaction or arrangement shall be liable to be avoided on the ground of any interest or benefit.

98.5	Subject to the Companies Acts and any further disclosure required thereby, a general notice to the Directors by a Director or Officer declaring that he is a director or officer or has an interest in a person and is to be regarded as interested in any transaction or arrangement made with that person, shall be a sufficient declaration of interest in relation to any transaction or arrangement so made.

POWERS AND DUTIES OF THE BOARD

99.	Subject to the provisions of the Companies Acts and these Bye-Laws, the Board shall manage the business of the Company and may pay all expenses incurred in promoting and incorporating the Company and may exercise all the powers of the Company. No alteration of these Bye-Laws and no such direction shall invalidate any prior act of the Board which would have been valid if that alteration had not been made or that direction had not been given. The powers given by this Bye-Law shall not be limited by any special power given to the Board by these Bye-Laws and a meeting of the Board at which a quorum is present shall be competent to exercise all the powers, authorities and discretions for the time being vested in or exercisable by the Board.

100.	The Board may exercise all the powers of the Company to:

100.1	sell, transfer, assign or dispose of all or any part of the undertaking, property and assets (present and future) of the Company;

100.2	borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of the Company; and

100.3	issue debentures and other securities, whether outright or as collateral security for any debt, liability or obligation of the Company or of any other persons.

101.	All cheques, promissory notes, drafts, bills of exchange and other instruments, whether negotiable or transferable or not, and all receipts for money paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, in such manner as the Board shall from time to time by resolution determine.

102.	The Board on behalf of the Company may provide benefits, whether by the payment of gratuities or pensions or otherwise, for any person including any Director or former Director who has held any executive office or employment with the Company or with any body corporate which is or has been a subsidiary or affiliate of the Company or a predecessor in the business of the Company or of any such subsidiary or affiliate, and to any member of his family or any person who is or was dependent on him, and may contribute to any fund and pay premiums for the purchase or provision of any such gratuity, pension or other benefit, or for the insurance of any such person.

103.

The Board may from time to time appoint one or more of its body to be a managing director, joint managing director or an assistant managing director or to hold any other employment or executive office with the Company for such period and upon such terms as the Board may determine and may revoke or terminate any such appointments. Any such revocation or termination as aforesaid shall be without prejudice to any claim for damages that such Director may have against the Company or the Company may have against such Director for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Any person so appointed shall receive such remuneration (if any) (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and either in addition to or in lieu of his remuneration as a Director.

DELEGATION OF THE BOARD’S POWERS

104.	The Board may by power of attorney appoint any company, firm or person or any fluctuating body of persons, whether nominated directly or indirectly by the Board, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board under these Bye-Laws) and for such period and subject to such conditions as it may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney and of such attorney as the Board may think fit, and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions vested in him. Such attorney may, if so authorised under the Seal, execute any deed or instrument under the personal seal of such attorney, with the same effect as the affixation of the Seal.

105.	The Board may entrust to and confer upon any Director, Officer or, without prejudice to the provisions of Bye-Law 104, other person any of the powers, authorities and discretions exercisable by it upon such terms and conditions with such restrictions as it thinks fit, and either collaterally with, or to the exclusion of, its own powers, authorities and discretions and may from time to time revoke or vary all or any of such powers, authorities and discretions but no person dealing in good faith and without notice of such revocation or variation shall be affected thereby.

106.	When required under the requirements from time to time of any stock exchange on which the shares of the company are listed, the Board shall appoint an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee in accordance with the requirements of such stock exchange. The Board may also delegate any of its powers, authorities and discretions to any other committees, consisting of such person or persons (whether a member or members of its body or not) as it thinks fit. Any committee so formed shall, in the exercise of the powers, authorities and discretions so delegated, and in conducting its proceedings conform to any regulations which may be imposed upon it by the Board. If no regulations are imposed by the Board the proceedings of a committee with two (2) or more members shall be, as far as is practicable, governed by the Bye-Laws regulating the proceedings of the Board.

PROCEEDINGS OF THE BOARD

107.	The Board may meet for the despatch of business, adjourn and otherwise regulate its meetings as it thinks fit. Questions arising at any meeting shall be determined by a majority of votes. In the case of an equality of votes, the motion shall be deemed to have been lost. A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board.

108.

Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to him personally or sent to him by post, cable, telex, telecopier, email or other mode of representing or reproducing words in a legible and non-transitory form at his last known address or any other address given by him to the Company for this purpose and the provisions of Bye-Law 138 shall apply to any notice so given as to the deemed date of service of such notice. A Director may retrospectively waive the requirement for notice of any meeting by consenting in writing to the business conducted at the meeting.

109. 109.1	The quorum necessary for the transaction of the business of the Board shall be a majority of Directors. The Board may fix such other number of Directors to constitute a quorum as it determines it is discretion. Any Director who ceases to be a Director at a meeting of the Board may continue to be present and to act as a Director and be counted in the quorum until the termination of the meeting if no other Director objects and if otherwise a quorum of Directors would not be present.

109.2	A Director who to his knowledge is in any way, whether directly or indirectly, interested in a contract or proposed contract, transaction or arrangement with the Company and has complied with the provisions of the Companies Acts and these Bye-Laws with regard to disclosure of his interest shall be entitled to vote in respect of any contract, transaction or arrangement in which he is so interested and if he shall do so his vote shall be counted, and he shall be taken into account in ascertaining whether a quorum is present, but the resolution with respect to the contract, transaction or arrangement will fail unless it is approved by a majority of the disinterested Directors voting on the resolution.

109.3	The Resident Representative shall, upon delivering written notice of an address for the purposes of receipt of notice to the Registered Office, be entitled to receive notice of, attend and be heard at, and to receive minutes of all meetings of the Board.

110.	So long as a quorum of Directors remains in office, the continuing Directors may act notwithstanding any vacancy in the Board but, if no such quorum remains, the continuing Directors or a sole continuing Director may act only for the purpose of calling a general meeting.

111.	The Directors present may choose one of their number to be chairman of any meeting of the Board.

112.	The meetings and proceedings of any committee consisting of two (2) or more members shall be governed by the provisions contained in any charter of such committees or, if no charter exists, by the Bye-Laws that regulate the meetings and proceedings of the Board so far as the same are applicable.

113.	Notwithstanding anything to the contrary in these Bye-Laws, a resolution in writing signed by all the Directors for the time being entitled to receive notice of a meeting of the Board (or by an Alternate Director, as provided for in these Bye-Laws) or by all the members of a committee for the time being shall be as valid and effectual as a resolution passed at a meeting of the Board or, as the case may be, of such committee duly called and constituted. Such resolution may be contained in one document or in several documents in the like form each signed by one or more of the Directors or members of the committee concerned.

114.

A meeting of the Board or a committee appointed by the Board may be held by means of such telephone, electronic or other communication facilities (including, without limiting the generality of the foregoing, by telephone or by video conferencing) as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously and participation in such a meeting shall constitute presence in person at such meeting. Such a meeting shall be deemed to take place where the largest group of those Directors participating in the meeting is physically assembled, or, if there is no such group, where the chairman of the meeting then is.

115.	All acts done by the Board or by any committee or by any person acting as a Director or member of a committee or any person duly authorised by the Board or any committee shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any member of the Board or such committee or person acting as aforesaid or that they or any of them were disqualified or had vacated their office, be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director, member of such committee or person so authorised.

OFFICERS

116.

The Officers of the Company must include either a President and a Vice-President or a Chairman and a Deputy Chairman, as the Board may determine, who must be Directors and shall be elected by the Board as soon as possible after the statutory meeting and shall serve for such term as the Board may determine, or in the absence of such determination, until the termination of the next Annual General Meeting following their appointment. In addition, the Board may appoint any person whether or not he is a Director to hold such office as the Board may from time to time determine. Any person elected or appointed pursuant to this Bye-Law shall hold office for such period and upon such terms as the Board may determine and the Board may revoke or terminate any such election or appointment. Any such revocation or termination shall be without prejudice to any claim for damages that such Officer may have against the Company or the Company may have against such Officer for any breach of any contract of service between him and the Company which may be involved in such revocation or termination. Save as provided in the

Companies Acts or these Bye-Laws, the powers and duties of the Officers of the Company shall be such (if any) as are determined from time to time by the Board.

MINUTES

117.	The Board shall cause minutes to be made and books kept for the purpose of recording:

117.1	all appointments of Officers made by the Board;

117.2	the names of the Directors and other persons (if any) present at each meeting of the Board and of any committee;

117.3	all proceedings at meetings of the Company, of the holders of any class of shares in the Company, of the Board and of committees appointed by the Board or the Shareholders; and

117.4	all proceedings of its managers (if any).

Shareholders shall only be entitled to see the Register of Directors and Officers, the Register, the financial information provided for in Bye-Law 119 and the minutes of meetings of the Shareholders of the Company.

SECRETARY AND RESIDENT REPRESENTATIVE

118.	The Secretary (including one or more deputy or assistant secretaries) and, if required, the Resident Representative, shall be appointed by the Board at such remuneration (if any) and upon such terms as it may think fit and any Secretary and Resident Representative so appointed may be removed by the Board. The duties of the Secretary and the duties of the Resident Representative shall be those prescribed by the Companies Acts together with such other duties as shall from time to time be prescribed by the Board.

119.	A provision of the Companies Acts or these Bye-Laws requiring or authorising a thing to be done by or to a Director and the Secretary shall not be satisfied by its being done by or to the same person acting both as Director and as, or in the place of, the Secretary.

THE SEAL

120.	120.1 The Seal shall consist of a circular metal device with the name of the Company around the outer margin thereof and the country and year of registration in Bermuda across the centre thereof. Should the Seal not have been received at the Registered Office in such form at the date of adoption of this Bye-Law then, pending such receipt, any document requiring to be sealed with the Seal shall be sealed by affixing a red wafer seal to the document with the name of the Company, and the country and year of registration in Bermuda type written across the centre thereof.

120.2	The Board may authorise the production of one or more duplicate seals.

120.3	the Board shall provide for the custody of every Seal. A Seal shall only be used by authority of the Board or of a committee constituted by the Board. Subject to these Bye-Laws, any instrument to which a Seal is affixed shall be signed by either two (2) Directors, or by the Secretary and one (1) Director, or by the Secretary, or by one of the Directors or by any one person whether or not a Director or Officer, who has been authorised either generally or specifically to affirm the use of a Seal; provided that the Secretary or a Director may affix a Seal over his signature alone to authenticate copies of these Bye-Laws, the minutes of any meeting or any other documents requiring authentication

DIVIDENDS AND OTHER PAYMENTS

121.	The Board may from time to time declare dividends or distributions out of contributed surplus to be paid to the Shareholders according to their rights and interests, including such interim dividends as appear to the Board to be justified by the position of the Company. The Board, in its discretion, may determine that any dividend shall be paid in cash or shall be satisfied, subject to Bye-Law 129, in paying up in full shares in the Company to be issued to the Shareholders credited as fully paid or partly paid or partly in one way and partly the other. The Board may also pay any fixed cash dividend which is payable on any shares of the Company half yearly or on such other dates, whenever the position of the Company, in the opinion of the Board, justifies such payment.

122.	Except insofar as the rights attaching to, or the terms of issue of, any share otherwise provide:

122.1	all dividends or distributions out of contributed surplus may be declared and paid according to the amounts paid up on the shares in respect of which the dividend or distribution is paid, and an amount paid up on a share in advance of calls may be treated for the purpose of this Bye-Law as paid-up on the share;

122.2	dividends or distributions out of contributed surplus may be apportioned and paid pro rata according to the amounts paid-up on the shares during any portion or portions of the period in respect of which the dividend or distribution is paid.

123.	The Board may deduct from any dividend, distribution or other monies payable to a Shareholder by the Company on or in respect of any shares all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in respect of shares of the Company.

124.	No dividend, distribution or other monies payable by the Company on or in respect of any share shall bear interest against the Company.

125.	Any dividend, distribution or interest, or part thereof payable in cash, or any other sum payable in cash to the holder of shares may be paid by cheque or warrant sent through the post or by courier addressed to the holder at his address in the Register or, in the case of joint holders, addressed to the holder whose name stands first in the Register in respect of the shares at his registered address as appearing in the Register or addressed to such person at such address as the holder or joint holders may in writing direct. Every such cheque or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first in the Register in respect of such shares, and shall be sent at his or their risk and payment of the cheque or warrant by the bank on which it is drawn shall constitute a good discharge to the Company. Any one of two (2) or more joint holders may give effectual receipts for any dividends, distributions or other monies payable or property distributable in respect of the shares held by such joint holders.

126.	Any dividend or distribution out of contributed surplus unclaimed for a period of six (6) years from the date of declaration of such dividend or distribution shall be forfeited and shall revert to the Company and the payment by the Board of any unclaimed dividend, distribution, interest or other sum payable on or in respect of the share into a separate account shall not constitute the Company a trustee in respect thereof.

127.

The Board may also, in addition to its other powers, direct payment or satisfaction of any dividend or distribution out of contributed surplus wholly or in part by the distribution of specific assets, and in particular of paid-up shares or debentures of any other company, and where any difficulty arises in regard to such distribution or dividend, the Board may settle it as it thinks expedient, and in particular, may authorise any person to sell and transfer any fractions or may ignore fractions altogether, and may fix the value for distribution or dividend purposes of any such specific assets and may determine that cash payments shall be made to any Shareholders upon the footing of the values so fixed in order to secure equality of distribution and may vest any such specific assets in trustees as may seem expedient to the Board, provided that such dividend or distribution may not be satisfied by the distribution of any partly paid shares or debentures of any company without the sanction of a Resolution.

RESERVES

128.	The Board may, before declaring any dividend or distribution out of contributed surplus, set aside such sums as it thinks proper as reserves which shall, at the discretion of the Board, be applicable for any purpose of the Company and pending such application may, also at such discretion, either be employed in the business of the Company or be invested in such investments as the Board may from time to time think fit. The Board may also without placing the same to reserve carry forward any sums which it may think it prudent not to distribute.

CAPITALISATION OF PROFITS

129.

The Board may from time to time resolve to capitalise all or any part of any amount for the time being standing to the credit of any reserve or fund which is available for distribution or to the credit of any share premium account and accordingly that such amount be set free for distribution amongst the Shareholders or any class of Shareholders who would be entitled thereto if distributed by way of dividend and in the same proportions, on the footing that the same be not paid in cash but be applied either in or towards paying up amounts for the time being unpaid on any shares in the Company held by such Shareholders respectively or in payment up in full of unissued shares, debentures or other obligations of the Company, to be allotted and distributed credited as fully paid amongst such Shareholders, or partly in one way and partly in the other, provided that for the purpose of this Bye-Law, a share premium account may be applied only in paying up of unissued shares to be issued to such Shareholders credited as fully paid, and provided further that any sum standing to the credit of a share premium account may only be applied in crediting as fully paid shares of the same class as that from which the relevant share premium was derived.

130.	Where any difficulty arises in regard to any distribution under the last preceding Bye-Law, the Board may settle the same as it thinks expedient and, in particular, may authorise any person to sell and transfer any fractions or may resolve that the distribution should be as nearly as may be practicable in the correct proportion but not exactly so or may ignore fractions altogether, and may determine that cash payments should be made to any Shareholders in order to adjust the rights of all parties, as may seem expedient to the Board. The Board may appoint any person to sign on behalf of the persons entitled to participate in the distribution any contract necessary or desirable for giving effect thereto and such appointment shall be effective and binding upon the Shareholders.

RECORD DATES

131.

Notwithstanding any other provisions of these Bye-Laws, the Company may fix by Resolution or the Board may fix any date as the record date for any dividend, distribution, allotment or issue and for the purpose of identifying the persons entitled to receive notices of and vote at general meetings. Any such record date may be on or at any time before or after any date on which such dividend, distribution, allotment or issue is declared, paid or made or such notice is despatched.

132.	In relation to any general meeting of the Company or of any class of Shareholder or to any adjourned meeting or any poll taken at a meeting or adjourned meeting of which notice is given, the Board may specify in the notice of meeting or adjourned meeting or in any document sent to Shareholders by or on behalf of the Board in relation to the meeting, a time and date (a “record date”) which is not more than 60 nor less than 10 days before the date fixed for the meeting (the “meeting date”) and, notwithstanding any provision in these Bye-Laws to the contrary, in such case:

132.1	each person entered in the Register at the record date as a Shareholder, or a Shareholder of the relevant class, (a “record date holder”) shall be entitled to attend and to vote at the relevant meeting and to exercise all of the rights or privileges of a Shareholder, or a Shareholder of the relevant class, in relation to that meeting in respect of the shares, or the shares of the relevant class, registered in his name at the record date;

132.2

as regards any shares, or shares of the relevant class, which are registered in the name of a record date holder at the record date but are not so registered at the meeting date (“relevant shares”), each holder of any relevant shares at the meeting date shall be deemed to have irrevocably appointed that record date holder as his proxy for the purpose of attending and voting in respect of those relevant shares at the relevant meeting (with power to appoint, or to authorise the appointment of, some other person as proxy), in such manner as the record date holder in his absolute discretion may determine; and

132.3	accordingly, except through his proxy pursuant to Bye-Law 132.2 above, a holder of relevant shares at the meeting date shall not be entitled to attend or to vote at the relevant meeting, or to exercise any of the rights or privileges of a Shareholder, or a Shareholder of the relevant class, in respect of the relevant shares at that meeting.

133.	The entry of the name of a person in the Register as a record date holder shall be sufficient evidence of his appointment as proxy in respect of any relevant shares for the purposes of this paragraph, but all the provisions of these Bye-Laws relating to the execution and deposit of an instrument appointing a proxy or any ancillary matter (including the Board’s powers and discretions relevant to such matter) shall apply to any instrument appointing any person other than the record date holder as proxy in respect of any relevant shares.

ACCOUNTING RECORDS

134.	The Board shall cause to be kept accounting records sufficient to give a true and fair view of the state of the Company’s affairs and to show and explain its transactions, in accordance with the Companies Acts.

135.

The records of account shall be kept at the Registered Office or at such other place or places as the Board thinks fit, and shall at all times be open to inspection by the Directors, provided that if the records of account are kept at some place outside Bermuda, there shall be kept at an office of the Company in Bermuda such records as will enable the Directors to ascertain with reasonable accuracy the financial position of the Company at the end of each three (3) month period. No Shareholder (other than an Officer of the Company) shall have any right to inspect any accounting record or book or document of the Company except as conferred by law or authorised by the Board or by Resolution.

136.	A copy of every balance sheet and statement of income and expenditure, including every document required by law to be annexed thereto, which is to be laid before the Company in general meeting, together with a copy of the auditors’ report, shall be sent to each person entitled thereto in accordance with the requirements of the Companies Acts.

AUDIT

137.	Save and to the extent that an audit is waived in the manner permitted by the Companies Acts, auditors shall be appointed and their duties regulated in accordance with the Companies Acts, any other applicable law and such requirements not inconsistent with the Companies Acts as the Board may from time to time determine.

SERVICE OF NOTICES AND OTHER DOCUMENTS

138.

Any notice or other document (including a share certificate and any notice of a general meeting of the Company) may be served on or delivered to any Shareholder by the Company either personally or by sending it through the post (by airmail where applicable) in a pre-paid letter addressed to such Shareholder at his address as appearing in the Register or by sending it by courier to or leaving it at such registered address, or, where applicable, by sending it by email or facsimile or other mode of representing or reproducing words in a legible and non-transitory form to an address supplied by such Shareholder for the purpose of the receipt of notices or documents. In the case of joint holders of a share, service or delivery of any notice or other document on or to one of the joint holders shall for all purposes be deemed as sufficient service on or delivery to all the joint holders. Any notice or other document, if sent by personal delivery, shall be deemed to have been served or delivered at the time of delivery, or if sent by post, shall be deemed to have been served or delivered forty-eight (48) hours after it was put in the post, or if sent by courier or facsimile, twenty-four (24) hours after sending, or if sent by email, twelve (12) hours after sending and in proving such service or delivery, it shall be sufficient to prove that the notice or document was properly addressed and stamped and put in the post, sent by courier, facsimile or email, as the case may be.

139.	Any notice or other document delivered, sent or given to a Shareholder in any manner permitted by these Bye-Laws shall, notwithstanding that such Shareholder is then dead or bankrupt or that any other event has occurred, and whether or not the Company has notice of the death or bankruptcy or other event, be deemed to have been duly served or delivered in respect of any share registered in the name of such Shareholder as sole or joint holder unless his name shall, at the time of the service or delivery of the notice or document, have been removed from the Register as the holder of the share, and such service or delivery shall for all purposes be deemed as sufficient service or delivery of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

140.

If any time, by reason of the suspension or curtailment of postal services within Bermuda or any other territory, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a notice advertised in at least one national newspaper published in the territory concerned and such notice shall be deemed to have been duly served on each person entitled to receive it in that territory on the day, or on the first day, on which the advertisement appears. In any such case the Company shall send confirmatory copies of the notice by post if at least five (5) clear days before the meeting the posting of notices to addresses throughout that territory again becomes practicable.

141.	Save as otherwise provided, the provisions of these Bye-Laws as to service of notices and other documents on Shareholders shall mutatis mutandis apply to service or delivery of notices and other documents to the Company or any Director, Alternate Director or Resident Representative pursuant to these Bye-Laws.

DESTRUCTION OF DOCUMENTS

142.	Destruction Of Documents

The Company shall be entitled to destroy all instruments of transfer of shares which have been registered and all other documents on the basis of which any entry is made in the register at any time after the expiration of six (6) years from the date of registration thereof and all dividends mandates or variations or cancellations thereof and notifications of change of address at any time after the expiration of two (2) years from the date of recording thereof and all share certificates which have been cancelled at any time after the expiration of one (1) year from the date of cancellation thereof and all paid dividend warrants and cheques at any time after the expiration of one (1) year from the date of actual payment thereof and all instruments of proxy which have been used for the purpose of a poll at any time after the expiration of one (1) year from the date of such use and all instruments of proxy which have not been used for the purpose of a poll at any time after one (1) month from the end of the meeting to which the instrument of proxy relates and at which no poll was demanded. It shall conclusively be presumed in favour of the Company that every entry in the register purporting to have been made on the basis of an instrument of transfer or other document so destroyed was duly and properly made, that every instrument of transfer so destroyed was a valid and effective instrument duly and properly registered, that every share certificate so destroyed was a valid and effective certificate duly and properly cancelled and that every other document hereinbefore mentioned so destroyed was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company, provided always that:

142.1	the provisions aforesaid shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties thereto) to which the document might be relevant;

142.2	nothing herein contained shall be construed as imposing upon the Company any liability in respect of the destruction of any such document earlier than as aforesaid or in any other circumstances which would not attach to the Company in the absence of this Bye-Law; and

142.3	references herein to the destruction of any document include references to the disposal thereof in any manner.

UNTRACED SHAREHOLDERS

143.	Untraced Shareholders

143.1	The Company shall be entitled to sell, at the best price reasonably obtainable, the shares of a Shareholder or the shares to which a person is entitled by virtue of transmission on death, bankruptcy, or otherwise by operation of law if and provided that:

143.1.1	during a period of six (6) years, no dividend in respect of those shares has been claimed and at least three (3) cash dividends have become payable on the share in question;

143.1.2	on or after expiry of that period of six (6) years, the Company has inserted an advertisement in a newspaper circulating in the area of the last registered address at which service of notices upon the Shareholder or person entitled by transmission may be effected in accordance with these Bye-Laws and in a national newspaper published in the relevant country, giving notice of its intention to sell such shares:

143.1.3	during that period of six (6) years and the period of three (3) months following the publication of such advertisement, the Company has not received any communication from such Shareholder or person entitled by transmission; and

143.1.4	if so required by the rules of any securities exchange upon which the shares in question are listed for the time being, notice has been given to that exchange of the Company’s intention to make such sale.

143.2	If during any six (6) year period referred to in paragraph 43.1 above, further shares have been issued in right of those held at the beginning of such period or of any previously issued during such period and all the other requirements of this Bye-Law (other than the requirement that they be in issue for six (6) years) have been satisfied in regard to the further shares, the Company may also sell the further shares.

143.3	To give effect to any such sale, the Board may authorise some person to execute an instrument of transfer of the shares sold to, or in accordance with the directions of, the purchaser and an instrument of transfer executed by that person shall be as effective as if it had been executed by the holder of, or person entitled by transmission to, the shares. The transferee shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity in, or invalidity of, the proceedings in reference to the sale.

143.4	The net proceeds of sale shall belong to the Company which shall be obliged to account to the former Shareholder or other person previously entitled as aforesaid for an amount equal to such proceeds and shall enter the name of such former Shareholder or other person in the books of the Company as a creditor for such amount. No trust shall be created in respect of the debt, no interest shall be payable in respect of the same and the Company shall not be required to account for any money earned on the net proceeds, which may be employed in the business of the Company or invested in such investments as the Board from time to time thinks fit.

WINDING UP

144.

If the Company shall be wound up, the liquidator may, with the sanction of a Resolution of the Company and any other sanction required by the Companies Acts, divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purposes set such values as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the

Shareholders or different classes of Shareholders. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trust for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Shareholder shall be compelled to accept any shares or other assets upon which there is any liability.

INDEMNITY

145.	Subject to the proviso below, every Indemnified Person shall be indemnified and held harmless out of the assets of the Company against all liabilities, loss, damage or expense (including but not limited to liabilities under contract, tort and statute or any applicable foreign law or regulation and all reasonable legal and other costs and expenses properly payable) incurred or suffered by him by or by reason of any act done, conceived in or omitted in the conduct of business of the Company or any of its subsidiaries or in the discharge of his duties and the indemnity contained in this Bye-Law shall extend to any Indemnified Person acting in any office or trust in the reasonable belief that he has been appointed or elected to such office or trust notwithstanding any defect in such appointment or election, provided always that the indemnity contained in this Bye-Law shall not extend to any matter which would render it void pursuant to the Companies Acts.

146.	No Indemnified Person shall be liable to the Company for the acts, defaults or omissions of any other Indemnified Person.

147.

Every Indemnified Person shall be indemnified out of the assets of the Company against all liabilities incurred by him by or by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his duties in defending any proceedings, whether civil or criminal, in which judgment is given in his favour, or in which he is acquitted, or in connection with any application under the Companies Acts in which relief from liability is granted to him by the court, provided that the indemnity contained in this Bye-Law shall not extend to any matter which would render it void pursuant to the Companies Acts.

148.	To the extent that any Indemnified Person is entitled to claim an indemnity pursuant to these Bye-Laws in respect of amounts paid or discharged by him, the relative indemnity shall take effect as an obligation of the Company to reimburse the person making such payment or effecting such discharge.

149.	Each Shareholder and the Company agree to waive any claim or right of action he or it may at any time have, whether individually or by or in the right of the Company, against any Indemnified Person on account of any action taken by such Indemnified Person or the failure of such Indemnified Person to take any action in the performance of his duties with or for the Company, provided, however, that such waiver shall not apply to any claims or rights of action arising out of the fraud of such Indemnified Person or to recover any gain, personal profit or advantage to which such Indemnified Person is not legally entitled.

150.	Subject to the Companies Acts and the terms of any indemnification agreement that may be entered into by the Company with a particular Director, Officer or employee of the Company, no monies shall be paid to an Indemnified Person hereunder unless payment of the same shall be authorised in the specific case upon a determination that indemnification of the Indemnified Person would be proper in the circumstances because he has met the standard of conduct which would entitle him to the indemnification thereby provided and such determination shall be made:

150.1.1	by the Board, by a majority vote at a meeting duly constituted by a quorum of Directors not party to the proceedings or matter with regard to which the indemnification is, or would be, claimed; or

150.1.2	in the case such a meeting cannot be constituted by lack of a disinterested quorum, by independent legal counsel in a written opinion; or

150.1.3	by a majority vote of the Shareholders.

151.	Subject to the Companies Acts and the terms of any indemnification agreement that may be entered into by the Company with a particular Director, Officer or employee of the Company, expenses incurred in defending any civil or criminal action or proceeding for which indemnification is required pursuant to these Bye-Laws shall be paid by the Company in advance of the final disposition of such action or proceeding (including any cost or expense incurred in obtaining such advance or indemnification) upon receipt of an undertaking by or on behalf of the Indemnified Person to repay such amount if it shall ultimately be determined that the Indemnified Person is not entitled to be indemnified pursuant to these Bye-Laws.

Each Shareholder of the Company, by virtue of its acquisition and continued holding of a share, shall be deemed to have acknowledged and agreed that the advances of funds may be made by the Company as aforesaid, and when made by the Company under this Bye-Law 151 are made to meet expenditures incurred for the purpose of enabling such Indemnified Person to properly perform his or her duties to the Company.

152.	The purpose of Bye-Laws 145-151 as a whole is to provide the broadest indemnity allowable at law, and to the extent any indemnification hereunder is prohibited, unenforceable or not authorized under applicable law, it is the intent of these Bye-Laws that such indemnification be interpreted as broadly as possible without invalidating the remaining provisions hereof. Specifically, to the extent prohibited by Bermuda law, these Bye-laws shall not result in indemnification of any person, including an Indemnified Person, to the extent he engaged in fraud or dishonesty.

153.	Without prejudice to the provisions of Bye-Laws 145-152, the Board shall have the power to authorize the entry into by the Company of indemnification agreements with, or the purchase and maintain insurance for, or for the benefit of, any Indemnified Person or any persons who are or were at any time Directors, Officers, employees of the Company, or of any other company which is its holding company or in which the Company or such holding company has any interest whether direct or indirect or which is in any way allied to or associated with the Company, or of any subsidiary undertaking of the Company or any such other company, or who are or were at any time trustees of any pension fund in which employees of the Company or any such other company or subsidiary undertaking are interested, including (without prejudice to the generality of the foregoing) insurance against any liability incurred by such persons in respect of any act or omission in the actual or purported execution or discharge of their duties or in the exercise or purported exercise of their powers or otherwise in relation to their duties, powers or offices in relation to the Company or any such other company, subsidiary undertaking or pension fund.

CORPORATE OPPORTUNITIES

154.	To the maximum extent permitted from time to time under the laws of Bermuda, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its Officers, Directors or Shareholders or the affiliates of the foregoing, other than those Officers, Directors, Shareholders or affiliates who are employees of the Company, provided that nothing in these Bye-laws shall be construed to permit the Board designee of any Shareholder to serve as a director or in a similar capacity for any other business with business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company and its subsidiaries. No amendment or repeal of this Bye-law 154 shall apply to or have any effect on the liability or alleged liability of any such Officer, Director, Shareholder or affiliate of the Company for or with respect to any opportunities of which such Officer, Director, Shareholder or affiliate becomes aware prior to such amendment or repeal.

AMALGAMATION

155.	Any Resolution proposed for consideration at any general meeting to approve the amalgamation of the Company with any other company, wherever incorporated, shall require the approval of a majority of the total issued voting power of the Company’s shares, and a poll may be demanded in respect of such Resolution in accordance with the provisions of Bye-Law 65.

CONTINUATION

156.	Subject to the Companies Acts, the Board may approve the discontinuation of the Company in Bermuda and the continuation of the Company in a jurisdiction outside Bermuda. The Board, having resolved to approve the discontinuation of the Company, may further resolve not to proceed with any application to discontinue the Company in Bermuda or may vary such application as it sees fit.

ALTERATION OF BYE-LAWS

157.	These Bye-Laws may be amended from time to time by resolution of the Board, but subject to approval by Resolution. When proposed at a Shareholders meeting, a proposal to amend or repeal these Bye-Laws shall require the approval of a majority of the total issued voting power of the Company’s shares.

SHAREHOLDERS AGREEMENTS

158.	In the event that these Bye-Laws conflict with the provisions of the Shareholders Agreement or any Management Shareholders Agreement, the provisions of the Shareholders Agreement or such Management Shareholders Agreement, as the case may be, shall take precedence.

76